Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 7, 2015… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $159.8 million, or $1.38 per share, in the second quarter of 2015 compared to net income of $33.1 million, or $.29 per share, in the second quarter of 2014. For the first six months of 2015, Kronos Worldwide reported a net loss of $141.4 million, or $1.22 per share, compared to net income of $47.4 million, or $.41 per share in the first six months of 2014.  We reported a net loss in the 2015 periods due primarily to the recognition of a non-cash deferred income tax asset valuation allowance related to our German and Belgian operations and a charge associated with the implementation of certain workforce reductions, both of which were recognized in the second quarter of 2015.  The future cost savings resulting from such workforce reductions, as well as other cost reduction initiatives we plan to implement throughout the organization over the next few quarters, are expected to result in a payback of the aggregate workforce reduction charge accrued at June 30, 2015 within approximately one year.  Comparability of the Company's results was also impacted by lower average TiO2 selling prices in 2015, partially offset by the favorable effects of higher sales and production volumes, lower manufacturing and other production costs (primarily raw materials) and the net effect of changes in currency exchange rates, as discussed further below.

Net sales of $360.2 million in the second quarter of 2015 were $83.3 million, or 19%, lower than in the second quarter of 2014.   Net sales of $725.3 million in the first six months of 2015 were $138.3 million, or 16%, lower than in the first six months of 2014.  Net sales decreased in 2015 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Company's average TiO2 selling prices were 13% lower in the second quarter of 2015 as compared to the second quarter of 2014, and were 12% lower in the first six months of the year as compared to the same prior year period.  The Company's average selling prices at the end of the second quarter of 2015 were 3% lower than at the end of the first quarter of 2015, and 10% lower than at the end of 2014, with lower prices in all major markets.  The Company's average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the second quarter and first six months of 2015 were 5% and 6% higher, respectively, than in the same periods of 2014 due to higher sales in European and export markets in 2015, partially offset by slightly lower sales in North American markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $44 million in the second quarter and approximately $77 million in the first six months of 2015.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company's TiO2 segment loss (see description of non-GAAP information below) in the second quarter of 2015 was $6.4 million as compared to segment profit of $47.1 million in the second quarter of 2014.  For the year-to-date period, the Company's segment profit was $29.2 million as compared to $75.7 million in the first six months of 2014.  Segment profit (loss) in the 2015 periods includes an aggregate second quarter workforce reduction charge of $21.1 million ($18.2 million, or $.16 per share, net of income tax benefit), $10.7 million of which is classified in cost of sales and $10.4 million of which is classified in selling, general and administrative expense.  Segment profit decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes.  Excluding the impact of the workforce reduction charge, the Company's TiO2 segment profit was $14.7 million and $50.3 million in the second quarter and first six months of 2015, respectively.    Kronos' TiO2 production volumes were 4% higher in the second quarter and first six months of 2015 as compared to the same periods of 2014.  We operated our production facilities at overall average capacity utilization rates of 97% in the first six months of 2015 (approximately 93% of practical capacity in the first quarter and at practical capacity in the second quarter) compared to approximately 93% in the first six months of 2014 (90% and 97% in the first and second quarters of 2014, respectively). Our production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at our Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014. Our production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $11 million in the second quarter and by approximately $25 million in the year-to-date period.

The Company's income tax expense in the second quarter of 2015 includes a non-cash deferred income tax expense of $150.3 million ($1.30 per share) related to the recognition of a deferred income tax asset valuation allowance related to our German and Belgian operations.  The Company's income tax expense in the second quarter of 2014 includes an aggregate non-cash income tax benefit of $5.7 million ($.05 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our business
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion
	Changes in raw material and other operating costs (such as ore and energy costs)
	Changes in the availability of raw materials (such as ore)
	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
	Competitive products and substitute products
	Customer and competitor strategies
	Potential consolidation of our competitors
	Potential consolidation of our customers
	The impact of pricing and production decisions
	Competitive technology positions
	The introduction of trade barriers
	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Our ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Our ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria
	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
	Government laws and regulations and possible changes therein
	The ultimate resolution of pending litigation
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:


The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.


The Company also discloses segment profit before the impact of the workforce reduction charge, which is also used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2014	2015	2014	2015

Net sales	$443.5	$360.2	$863.6	$725.3
Cost of sales	349.7	313.7	689.3	601.4

Gross margin	93.8	46.5	174.3	123.9

Selling, general and administrative expense	49.1	51.6	98.2	95.0
Other operating income (expense):
Currency transactions, net	2.6	(.3)	(.1)	1.3
Other expense, net	(.3)	(1.0)	(.4)	(1.0)
Corporate expense	(2.7)	(4.0)	(5.3)	(7.4)

Income (loss) from operations	44.3	(10.4)	70.3	21.8

Other income (expense):
Trade interest income	.1	-	.1	-
Other interest and dividend income	.2	.1	.4	.3
Interest expense	(4.7)	(4.4)	(8.7)	(9.0)

Income (loss) before income taxes	39.9	(14.7)	62.1	13.1

Income tax expense	6.8	145.1	14.7	154.5

Net income (loss)	$33.1	$(159.8)	$47.4	$(141.4)

Net income (loss) per basic and diluted share	$.29	$(1.38)	$.41	$(1.22)

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	133	139	255	270
Production volumes	134	140	254	265

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT (LOSS) TO
INCOME (LOSS) FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2014	2015	2014	2015

Segment profit (loss):
Before workforce reduction charge	$47.1	$14.7	$75.7	$50.3
Workforce reduction charge	-	(21.1)	-	(21.1)

Total segment profit (loss)	47.1	(6.4)	75.7	29.2

Adjustments:
Trade interest income	(.1)	-	(.1)	-
Corporate expense	(2.7)	(4.0)	(5.3)	(7.4)

Income (loss) from operations	$44.3	$(10.4)	$70.3	$21.8

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2015 vs. 2014	2015 vs. 2014

Percentage change in sales:
TiO2 product pricing	(13)%	(12)%
TiO2 sales volume	5	6
TiO2 product mix	(1)	(1)
Changes in currency exchange rates	(10)	(9)

Total	(19)%	(16)%